                                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C.  20549

                                                               FORM 4

[ ] Check this box if no longer                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16. Form 4 or        Filed pursuant to Section 16(a) of the Securities
    Form 5 obligations may continue.            Exchange Act of 1934, Section 17(a) of the
    See Instruction 1(b).                     Public Utility  Holding Company Act of 1935 or
                                            Section 30(f) of the Investment Company Act of 1940

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|1. Name and Address of Reporting Person* | 2. Issuer Name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s)  |
|                                         |                                              |    to Issuer (Check all applicable)     |
|   NAGEL       VERNON        J.          |    ACUITY BRANDS, INC. (AYI)                 |                                         |
|                                         |                                              |    [ ] Director       [ ] 10% Owner     |
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|   (Last)      (First)       (Middle)    | 3. I.R.S. Identi-       | 4. Statement for   |    [X] Officer (give  [ ] Other(specify |
|                                         |    fication Number      |    Month/Day/Year  |        title below)       below)        |
|    C/O ACUITY BRANDS, INC.              |    of  Reporting        |                    |                                         |
|    1170 PEACHTREE STREET, NE            |    Person, if an entity |    04/02/2003      |   Executive Vice President and          |
|    SUITE 2400                           |    (voluntary)          |                    |   Chief Financial Officer               |
------------------------------------------|                         |---------------------------------------------------------------
|              (Street)                   |                         | 5. If Amendment,   | 7.  Individual or Joint/Group Filing    |
|                                         |                         |    Date of Original|    (Check Applicable Line)              |
|   ATLANTA      GEORGIA         30309    |                         |    (Month/Year)    |    [X]Form filed by One Reporting Person|
|                                         |                         |                    |    [ ]Form filed by More than One       |
|  (City)        (State)         (Zip)    |                         |                    |       Reporting Person                  |
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                       Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|1.  Title of Security   |2. Trans- |2A. Deemed | 3. Trans-   |4. Securities Acquired(A)|5. Amount of    |6. Ownership |7. Nature  |
|    (Instr. 3)          |   action |    Execu- |    action   |   or Disposed of (D)    |   Securities   |   Form:     |   of      |
|                        |   Date   |    tion   |    Code     |   (Instr. 3, 4 and 5)   |   Benefic-     |   Direct    |   Indirect|
|                        |   (MM/   |    Date,if|    (Instr.8)|                         |   ially Owned  |   (D) or    |   Bene-   |
|                        |    DD/   |    any    |----------------------------------------   at End of    |   Indirect  |   ficial  |
|                        |    YY)   |    (MM/   |  Code |   V |   Amount |  (A) | Price |   Month (Instr.|   (I)       |   Owner-  |
|                        |          |    DD/    |       |     |          |  or  |       |   3 and 4)     |             |   ship    |
|                        |          |    YY)    |       |     |          |  (D) |       |                |             |  (Instr.4)|
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|  NONE                  |          |           |       |     |          |      |       |                |             |           |
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|                        |          |           |       |     |          |      |       |                |             |           |
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Form 4 (Continued)                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)
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|1. Title of            |2. Conver-   |3. Trans- |3A.Deemed  |4.Transaction   |5. Number of Deriv-      | 6.  Date Exerc-          |
|   Derivative          |   sion or   |   action |   Execu-  |  Code          |   ative Securities      |     isable and           |
|   Security            |   Exercise  |   Date   |   tion    |  (Instr. 8)    |   Acquired (A) or       |     Expiration           |
|   (Instr.3)           |   Price of  |   (MM/   |   Date,   |                |   Disposed of (D)       |     Date                 |
|                       |   Deriv-    |   DD/    |   if any  |                |   (Instr. 3, 4          |     (MM/DD/YY)           |
|                       |   ative     |   YY)    |   (MM/    |                |   and 5)                |                          |
|                       |   Security  |          |    DD/    |----------------------------------------------------------------------
|                       |             |          |    YY)    |  Code  |   V   |      (A)     |    (D)   |  Date        | Expira-   |
|                       |             |          |           |        |       |              |          |  Exercisable | tion Date |
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|EMPLOYEE STOCK OPT.    |  $14.34     | 04/02/03 |           |   A    |       |   100,000    |          |  (FN1)       | 04/01/13  |
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|EMPLOYEE STOCK OPT(FN2)|             |          |           |        |       |              |          |              |           |
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|                       |             |          |           |        |       |              |          |              |           |
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=================================================================================================================
|7. Title and              |  8. Price of      |   9. Number of     |  10.  Ownership      |  11.  Nature of    |
|   Amount of              |     Derivative    |      Derivative    |       Form of        |       Indirect     |
|   Underlying             |     Security      |      Securities    |       Derivative     |       Beneficial   |
|   Securities             |     (Instr. 5)    |      Beneficially  |       Security:      |       Ownership    |
|   (Instr. 3 and 4)       |                   |      Owned at End  |       Direct (D)     |       (Instr. 4)   |
----------------------------                   |      of Month      |       or Indirect (I)|                    |
|  Title      |  Amount or |                   |      (Instr. 4)    |       (Instr. 4)     |                    |
|             |  Number of |                   |                    |                      |                    |
|             |  Shares    |                   |                    |                      |                    |
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|Common Stock |  100,000   |                   |      100,000       |       D              |                    |
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|Common Stock |  160,000   |                   |      160,000       |       D              |                    |
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|             |            |                   |                    |                      |                    |
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Explanation of Responses:

FN 1. This option becomes exercisable as follows: 44,444 options become exercisable on April 2, 2003 with the remaining 55,556 options becoming exercisable over the next 20 months in monthly installments.
FN 2. This option was granted on December 3, 2001 and becomes exercisable over a three-year period in monthly installments at an exercise price of $13.80.

/s/ Vernon J. Nagel                       04/18/2003
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** Signature of Reporting Person             Date

Reminder:  Report on a separate line for each class of securities beneficially directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.